EXHIBIT "99.1"

NEWS RELEASE *FOR IMMEDIATE RELEASE*	**Contact:** **Transcontinental Realty Investors, Inc.** **Investor Relations** **Gene Bertcher (800) 400-6407** **investor.relations@transconrealty-invest.com**

Transcontinental Realty Investors, Inc. Reports First Quarter 2016 Results

DALLAS (May 13, 2016) -- Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, today reported results of operations for the first quarter ended March 31, 2016. For the three months ended March 31, 2016, we reported a net loss applicable to common shares of ($3.8) million or ($0.43) per diluted earnings per share, as compared to a net loss applicable to common shares of ($0.1) million or ($0.02) per diluted earnings per share for the same period ended 2015.

The growth in revenue and corresponding improvement in Net Operating Income for the three months ended March 31, 2016 demonstrates the viability of our business strategy. Management will continue its plan for growth from its operating properties and expects to reinvest in areas that will complement this growth; further management will maintain strong attention to all details of its operations including appropriate expense controls.

Our ability to take advantage of lower-interest rate mortgages available has reduced our monthly obligations and increased cash flow within our multifamily portfolio.

Revenues

Rental and other property revenues were $28.9 million for the three months ended March 31, 2016. This represents an increase of $6.6 million, as compared to the prior period revenues of $22.3 million. This change, by segment, is an increase in the apartment portfolio of $5.8 million, and an increase in the commercial portfolio of $0.8 million. Our apartment portfolio continues to thrive in the current economic conditions with occupancies averaging 95%. We have been able to surpass expectations due to the high-quality product offered, strength of our management team and our commitment to our tenants. We are continuing to market our properties aggressively to attract new tenants and strive for continuous improvement of our properties in order to maintain our existing tenants.

Expense

Property operating expenses were $15.0 million for the three months ended March 31, 2016. This represents an increase of $4.1 million, as compared to the prior period operating expenses of $10.9 million. This change, by segment, is an increase in the apartment portfolio of $2.7 million, an increase in the commercial portfolio of $0.9 million and an increase in the land portfolio of $0.5 million.

Depreciation and amortization expenses were $5.8 million for the three months ended March 31, 2016. This represents an increase of $1.2 million as compared to prior period depreciation of $4.6 million.

The changes in operating expenses and depreciation and amortization expenses are consistent with the increase in acquired properties in the apartment and commercial portfolios.

Advisory fees increased $0.4 million for the three months ended March 31, 2016 as compared to the prior period. Advisory fees are computed based on a gross asset fee of 0.0625% per month (0.75% per annum) of the weighted average of the gross asset value.

Other income (expense)

Mortgage and loan interest expense was $12.5 million for the three months ended March 31, 2016. This represents an increase of $4.1 million, as compared to the prior period expense of $8.3 million. The majority of this increase is in the apartments and other portfolios and is due to the acquisition of new apartment complexes, incurring new corporate debt obligations and the acquisition of one commercial property. This increase by segment is reflected in and increase of $0.3 million in the commercial portfolio, an increase of $1.3 million in the apartment portfolio, a decrease in the land portfolio of $0.5 million due to the transfer of mortgage obligations related to land sold, and an increase of $3.0 million in the other portfolio.

Loan charges expense was $0.7 million for the three months ended March 31, 2016. This represents a decrease of $1.2 million, as compared to the prior period expense of $1.9 million. The decrease was due to the decline of prepayment penalties related to refinances in this quarter.

Gain on land sales decreased for the three months ended March 31, 2016, as compared to the prior period. In the current period we sold 40.9 acres of land for a sales price of $4.2 million and recorded a gain of $1.7 million. In 2015, the Company sold 33.4 acres of land for a sales price of $7.2 million and recorded a gain of $2.9 million.

About Transcontinental Realty Investors, Inc.

Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including apartments, office buildings, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. For more information, visit the Company's website at www.transconrealty-invest.com.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended March 31, 2016	For the Three Months Ended March 31, 2015
Revenues:		
Rental and other property revenues (including $173 and $170 for the three months ended 2016 and 2015, respectively, from related parties)	$ 28,903	$ 22,304
Expenses:		
Property operating expenses (including $201 and $153 for the three months ended 2016 and 2015, respectively, from related parties)	14,963	10,864
Depreciation and amortization	5,808	4,644
General and administrative (including $749 and $820 for the three months ended 2016 and 2015, respectively, from related parties)	1,609	1,768
Net income fee to related party	72	45
Advisory fee to related party	2,371	1,943
Total operating expenses	24,823	19,264
Net operating income	4,080	3,040
Other income (expenses):		
Interest income (including $3,150 and $3,418 for the three months ended 2016 and 2015, respectively, from related parties)	3,847	3,760
Other income (expense)	267	67
Mortgage and loan interest (including $61 and $0 for the three months ended 2016 and 2015, respectively, from related parties)	(12,477)	(8,335)
Loan charges and prepayment penalties	(689)	(1,850)
Earnings (losses) from unconsolidated joint ventures and investees	(2)	33
Litigation settlement (expense)	-	(73)
Total other expenses	(9,054)	(6,398)
Loss before gain on land sales, non-controlling interest, and taxes	(4,974)	(3,358)
Gain (loss) on sale of income producing properties	(244)	-
Gain on land sales	1,652	2,876
Net income (loss) from continuing operations before taxes	(3,566)	(482)
Income tax benefit (expense)	1	102
Net income (loss) from continuing operations	(3,565)	(380)
Discontinued operations:		
Net income (loss) from discontinued operations	3	292
Gain on sale of real estate from discontinued operations	-	-
Income tax benefit (expense) from discontinued operations	(1)	(102)
Net income (loss) from discontinued operations	2	190
Net income (loss)	(3,563)	(190)
Net income (loss) attributable to non-controlling interest	23	295
Net income attributable to Transcontinental Realty Investors, Inc.	(3,540)	105
Preferred dividend requirement	(222)	(222)
Net income (loss) applicable to common shares	$ (3,762)	$ (117)
Earnings per share - basic		
Net income (loss) from continuing operations	$ (0.43)	$ (0.04)
Net income from discontinued operations	-	0.02
Net income (loss) applicable to common shares	$ (0.43)	$ (0.02)
Earnings per share - diluted		
Net income (loss) from continuing operations	$ (0.43)	$ (0.04)
Net income from discontinued operations	-	0.02
Net income (loss) applicable to common shares	$ (0.43)	$ (0.02)
Weighted average common shares used in computing earnings per share	8,717,767	8,717,767
Weighted average common shares used in computing diluted earnings per share	8,717,767	8,717,767
Amounts attributable to Transcontinental Realty Investors, Inc.		
Net income (loss) from continuing operations	$ (3,542)	$ (85)
Net income from discontinued operations	2	190
Net income	$ (3,540)	$ 105

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31, 2016	December 31, 2015
	(dollars in thousands, except share and par value amounts)	
Assets		
Real estate, at cost	$ 942,367	$ 935,635
Real estate subject to sales contracts at cost, net of depreciation	47,192	47,192
Less accumulated depreciation	(144,082)	(138,808)
Total real estate	845,477	844,019
Notes and interest receivable:		
Performing (including $60,647 in 2016 and $64,181 in 2015 from related parties)	69,382	71,376
Less allowance for doubtful accounts (including $1,825 in 2016 and 2015 from related	(1,825)	(1,825)
Total notes and interest receivable	67,557	69,551
Cash and cash equivalents	10,213	15,171
Restricted cash	30,361	44,060
Investments in unconsolidated joint ventures and investees	2,460	5,243
Receivable from related party	95,638	90,515
Other assets	51,014	41,645
Total assets	$ 1,102,720	$ 1,110,204
Liabilities and Shareholders' Equity		
Liabilities:		
Notes and interest payable	$ 777,797	$ 772,636
Notes related to real estate held for sale	376	376
Notes related to real estate subject to sales contracts	6,220	6,422
Deferred revenue (including $50,655 in 2016 and $50,645 in 2015 to related parties)	71,031	71,021
Accounts payable and other liabilities (including $5,891 in 2016 and $5,845 in 2015 to related	26,026	34,694
Total liabilities	881,450	885,149
Shareholders' equity:		
Preferred stock, Series C: $0.01 par value, authorized 10,000,000 shares; issued and outstanding zero shares in 2016 and 2015. Series D: $0.01 par value, authorized, issued and outstanding 100,000 shares in 2016 and 2015 (liquidation preference $100 per share)	1	1
Common stock, $0.01 par value, authorized 10,000,000 shares; issued 8,717,967 shares in 2016 and 2015; outstanding 8,717,767 shares in 2016 and 2015	87	87
Treasury stock at cost, 200 shares in 2016 and 2015	(2)	(2)
Paid-in capital	270,527	270,749
Retained earnings	(67,627)	(64,087)
Total Transcontinental Realty Investors, Inc. shareholders' equity	202,986	206,748
Non-controlling interest	18,284	18,307
Total shareholders' equity	221,270	225,055
Total liabilities and shareholders' equity	$ 1,102,720	$ 1,110,204